SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	January 29, 2009

Oshkosh Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)
(920) 235-9151
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

        On January 29, 2009, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for its first fiscal quarter ended December 31, 2008. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

        On January 29, 2009, the Company held a conference call in connection with the Company’s announcement of its earnings for its first fiscal quarter ended December 31, 2008. A copy of the script (the “Script”) for such conference call is furnished as Exhibit 99.2 and is incorporated by reference herein. An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

        The information, including, without limitation, all forward-looking statements, contained in the Press Release, the Script and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of January 29, 2009. The Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

        The Press Release, the Script and the Slide Presentation contain, and representatives of the Company made, during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release, the Script and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

        In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

We have a substantial amount of debt. The current cyclical downturn in the markets in which we participate is likely to negatively impact our cost of funding. Our current debt levels, including the associated financing costs and restrictive covenants, could limit our flexibility in managing our business. In particular, we have concluded that at the end of the second quarter of fiscal 2009, we are likely to fail to comply with a financial covenant contained in our credit agreement, and as a result, we are seeking an amendment to our credit agreement that we believe will involve upfront fees and higher interest costs. Our failure to complete an amendment to our credit agreement or to comply with revised covenants could result in an event of default that, if not cured or waived, could materially adversely affect our results of operations.

        As a result of financing the JLG acquisition, we are highly leveraged. We had approximately $2.7 billion of debt outstanding as of December 31, 2008. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit agreement in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs should the global recession and credit crisis become more severe or prolonged.

        In addition, our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios, including a leverage ratio and an interest expense coverage ratio. Our failure to comply with such covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on our financial condition, results of operations and debt service capability. These covenants may limit our ability to, among other things, borrow under our existing credit agreement to fund operations or take advantage of business opportunities. Steep declines in North American and European residential and nonresidential construction spending, a recession which started in the U.S. but which has now spread across the globe and a credit crisis that threatens to extend the depth and duration of the global recession have resulted in declining sales and earnings at a number of our businesses, especially within our access equipment and commercial segments, and have put additional pressure on our ability to remain in compliance with the financial covenant ratios contained in our credit agreement. These downward trends are expected to continue to adversely affect our financial results causing us to lower our expectations for at least the remainder of fiscal 2009. We now believe that we will likely violate a financial covenant at the end of our second quarter of fiscal 2009 without an amendment to the credit agreement. As a result, we are proceeding with a plan to seek an amendment to the financial covenants contained in our credit agreement. Despite our present belief that we will be able to obtain an amendment to the financial covenants contained in our credit agreement, under current credit market conditions, we cannot provide assurance that we will be able to obtain such amendment. In addition, we expect the credit agreement amendment will involve upfront fees and higher annual interest costs. The amendment will also involve other changes to our credit agreement not directly related to changing the relevant financial covenant measures that could restrict our operations.

        Further, our ability to obtain debt financing at competitive risk-based interest rates is partly a function of our existing credit ratios as well as our current credit ratings. In September 2008, Standard & Poor’s Ratings Services lowered our long-term debt rating, citing expectations for weaker future demand from its key markets. In May 2008, Moody’s Investors Service affirmed our corporate rating on our long-term debt. A further downgrade in our credit rating, which is likely as a result of our announcement that we intend to seek an amendment to our credit agreement for covenant relief, could limit our access to public debt markets, could limit the institutions willing to provide credit facilities, and could make any future credit facility amendment more costly and/or difficult to obtain.

        We also previously entered into an interest rate swap agreement to hedge a portion of the variable rate interest payments under our current credit agreement. As of December 31, 2008, the fair value of the interest rate swap agreement was recorded as a liability with the offsetting charge recorded in other comprehensive income within shareholders’ equity. As a result of the amendment to our credit agreement that we are seeking, certain key terms of the credit agreement could change. Such a change could impair the hedge effectiveness of the interest rate swap and cause any loss recorded in other comprehensive income to be reclassified, net of tax, to current earnings. At December 31, 2008, the value of the interest rate swap recorded in other comprehensive earnings was $47.3 million, net of tax.

        Our high level of debt, current credit market conditions, our credit rating and the covenants that currently are or, as a result of the amendment that we are seeking, will be contained in our credit agreement could have important consequences for our operations, including:

•	Increase our vulnerability to general adverse economic and industry conditions and detract from our ability to withstand successfully a downturn in our highly cyclical markets or economies generally;

•	Require us to dedicate a substantial portion of our cash flow from operations to higher interest costs or higher required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, dividends and other general corporate activities;

•	Limit our ability to obtain additional financing in the future to fund working capital, capital expenditures and other general corporate requirements;

•	Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•	Cause our customers to seek products from less leveraged suppliers or change the terms on which they conduct business with us;

•	Cause our suppliers to change the terms on which they do business with us;

•	Place us at a competitive disadvantage compared to less leveraged competitors; and

•	Make us vulnerable to increases in interest rates because a portion of our debt under our credit agreement is at variable rates.

We may be further adversely affected by the current economic environment.

        As a result of the global recession, credit market crisis (including uncertainties with respect to financial institutions and the global capital markets), depressed equity markets across the globe and other macro-economic challenges currently affecting the economy of the U.S. and other parts of the world, customers or vendors may experience serious cash flow problems, and as a result, customers may seek to modify, delay or cancel plans to purchase our products and vendors may seek to significantly and quickly increase their prices or reduce their output. If customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Any inability of current and/or potential customers to pay us for our products will adversely affect our earnings and cash flow. If economic conditions in the U.S. and other key markets deteriorate further or do not show improvement, we may experience material adverse impacts to our financial condition, profitability and/or cash flows. Additionally, if these economic conditions persist, our intangible assets at various businesses may become impaired.

Our markets are highly cyclical and declines in these markets could have a material adverse effect on our operating performance.

        The current and any further decline in overall customer demand in our cyclical access equipment and commercial markets, and a decline in overall customer demand in our modestly cyclical fire & emergency markets, could have a material adverse effect on our operating performance. The access equipment market that JLG operates in is highly cyclical and impacted by the strength of economies in general, by prevailing mortgage and other interest rates, by residential and non-residential construction spending, by the ability of rental companies to obtain third-party financing to purchase revenue generating assets, by capital expenditures of rental companies in general and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by prevailing mortgage and other interest rates, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Domestic and European refuse collection vehicle markets are also cyclical and impacted by the strength of economies in general, by municipal tax receipts and by capital expenditures of large waste haulers. Fire & emergency markets are modestly cyclical and are impacted by the economy generally and municipal tax receipts and capital expenditures. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season.

        The global economy is currently experiencing a severe recession, which has negatively impacted our sales volumes for our access equipment, commercial and, to a lesser extent, our fire & emergency products. U.S. housing starts were again weak in fiscal 2008 and the first quarter of fiscal 2009, with this weakness spreading to Europe late in fiscal 2008, and U.S. and European non-residential construction spending has also weakened in certain geographical areas, each further contributing to the lower sales volumes. A further reduction in non-residential construction spending may cause future weakness in demand for our products. In addition, some customers of ours have been reducing their expenditures and cancelling their orders for access equipment. While orders for domestic fire apparatus remained strong in the first quarter of fiscal 2009, municipal spending has weakened, which may impact demand for fire apparatus in upcoming quarters. The towing and recovery equipment market is also being negatively impacted by the global economy and the tightening credit markets, and the European refuse collection vehicle market is experiencing a decrease in demand as a result of weakening economic conditions. We cannot provide any assurance that the global recession will not continue or become more severe. If the global recession continues or becomes more severe, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

        Additionally, the high levels of sales in our defense business in recent years have been due in significant part to demand for defense trucks, replacement parts and services (including armoring) and truck remanufacturing arising from the conflicts in Iraq and Afghanistan. Events such as these are unplanned, and we cannot predict how long these conflicts will last or the demand for our products that will arise out of such events. Accordingly, we cannot provide any assurance that the increased defense business as a result of these conflicts will continue. Furthermore, a new administration has just entered the White House, and the recent bailout of U.S. financial institutions, insurance companies and others as well as the proposed economic stimulus package are expected to put significant pressure on the federal budget, including the defense budget. It is too early to tell what the impact of a change in administration and federal budget pressures will mean to funding for Oshkosh defense programs. As such, we cannot provide any assurance that funding for our defense programs will not be impacted by the change in administration and federal budget pressures.

Raw material price fluctuations may adversely affect our results.

        We purchase, directly and indirectly through component purchases, significant amounts of steel, petroleum-based products and other raw materials annually. During fiscal 2008, steel and fuel prices increased significantly resulting in us paying higher prices for these items. Although fuel prices declined during the first quarter of fiscal 2009 to levels near those experienced prior to the run-up in fuel prices and steel prices have also declined by late January 2009 to levels near those expected prior to the run-up in steel prices, there are indications that the costs of these items may continue to fluctuate significantly in the future. Although we have firm, fixed-price contracts for some steel requirements and have some firm pricing contracts for components, we may not be able to hold all of our steel and component suppliers to pre-negotiated prices or negotiate timely component cost decreases commensurate with any steel and fuel cost decreases. The ultimate duration and severity of the pricing issues for these items is not presently estimable. Without limitation, these conditions could impact us in the following ways:

•	In the access equipment, fire & emergency and commercial segments, we have announced selling price increases to recover increased steel, component and fuel costs experienced in fiscal 2008. However, any such new product prices apply only to new orders, and we do not anticipate being able to recover all cost increases from customers due to the amount of orders in our backlog prior to the effective dates of new selling prices. In addition, in the access equipment segment, some customers have reacted adversely to these price increases in light of the recent declines in fuel and steel prices, and competitive conditions are likely to further limit price increases in a time of global recession. Alternatively, adherence to the price increases could affect sales volumes. Furthermore, steel, component and fuel costs may again rise, and our product selling price increases may not be sufficient to recover such increases. In addition, a significant portion of our inventory at December 31, 2008 was comprised of items manufactured at a time when steel, fuel and other commodity costs were at historically high levels. Our gross margins will likely continue to be negatively impacted by this higher cost inventory throughout the remainder of fiscal 2009.

•	In the defense business, we are generally limited in our ability to raise prices in response to rising steel, component and fuel costs as we largely do business under annual firm, fixed-price contracts with the United States Department of Defense (the “DoD”). We attempt to limit this risk by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers, including steel suppliers, do not honor their contracts, then we could face margin pressure in our defense business.

If we are unable to successfully turn around the profitability of our Geesink Norba Group, then there could be material adverse effects on our financial condition, profitability and/or cash flows.

        The Geesink Norba Group, our European refuse collection vehicle business, operated at a loss in both fiscal 2007 and fiscal 2008. We have taken steps over the last two years to turn around the Geesink Norba Group business, including selling an unprofitable facility in The Netherlands during the first quarter of fiscal 2008, rationalizing a facility in Blomstermala, Sweden to consolidate Norba-branded production in The Netherlands, reducing its work force, installing new executive leadership, integrating operations with JLG, implementing lean manufacturing practices, introducing new products and outsourcing components to lower cost manufacturing sites. The turnaround of the Geesink Norba Group has taken longer than we anticipated. We incurred an operating loss at this business again in the first quarter of fiscal 2009 largely due to production inefficiencies that have continued since we consolidated refuse collection vehicle production in our main facility in The Netherlands. We expect to incur additional operating losses in fiscal 2009 as we seek to improve operational efficiencies at this business. We may incur costs to improve the operational efficiencies beyond our current expectations for such costs. In addition, we cannot provide any assurance that the Geesink Norba Group will be able to operate profitably after such activities have been completed. For example, we believe that the European refuse collection vehicle market is weakening due to the recession in Europe. If we are unable to continue to turn around the business of the Geesink Norba Group, then there could be material adverse effects on our financial condition, profitability and/or cash flows.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

        We are dependent on U.S. and foreign government contracts for a substantial portion of our business. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•	Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business, especially in light of a new U.S. President taking office in January 2009.

•	The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive.

•	Most of our government contracts are fixed-price contracts, and our actual costs may exceed our projected costs, which could result in lower profits or net losses under these contracts.

•	We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•	Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate.

•	Certain of our government contracts could be suspended or terminated and all such contracts expire in the future and may not be replaced, which could reduce expected revenues from these contracts.

•	Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit costs, delayed acceptance of trucks or late or no payments under such contracts.

•	Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•	Our defense truck contracts are large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources.

•	We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty for this area of our business.

Our objective is to expand international operations, the conduct of which subjects us to risks that may have a material adverse effect on our business.

        Expanding international sales is a part of our growth strategy. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. In addition, we are increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory and business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

        For the fiscal year ended September 30, 2008, approximately 30% of our net sales were attributable to products sold outside of the United States, including approximately 17% that involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales outside the United States are typically made in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. In addition, we have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the U.K. pound sterling and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. Any appreciation in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

We may experience losses in our access equipment segment in excess of our recorded reserves for doubtful accounts, finance and pledged finance receivables, notes receivable and guarantees of indebtedness of others.

        We have a portfolio of finance receivables with customers in our access equipment segment and we are a party to agreements whereby we guarantee the indebtedness of customers in that segment. We evaluate the collectability of open accounts, finance and pledged finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. The historical loss experience of our finance receivables portfolio is limited, however, and therefore may not be indicative of future losses, particularly during a recession. During a recession, the collateral underlying our guarantees of indebtedness of customers can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as JLG’s top ten customers in fiscal 2008 represented approximately 31% of JLG’s sales. Furthermore, some of these customers are highly leveraged. In the first quarter of fiscal 2009, we recorded a $13.6 million charge for credit losses reflecting the economic weakness throughout the world. In the future, we may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. In addition, our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that purchase our finance receivables become unable or unwilling, due to current economic conditions, a weakening of our or their financial position or otherwise, to continue purchasing such receivables.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

        We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors or incur a significant increase in the cost of these parts, materials, components or final assemblies. This risk is increased in the current difficult economic environment and tight credit conditions. Such disruptions, terminations or cost increases could delay sales of our vehicles and vehicle bodies and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows. This risk is particularly serious with respect to our suppliers who participate in the automotive industry, from whom we obtain a significant portion of our parts, materials, components and final assemblies. Suppliers to the automotive industry have been severely impacted by the economic environment and credit conditions and face potential failure if the economic environment and credit conditions do not improve.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

        We have a substantial amount of goodwill and purchased intangible assets on our balance sheet as a result of acquisitions we have completed. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the fair value of trademarks and trade names as of the acquisition date. Goodwill and indefinite-lived intangible assets expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated for impairment at least annually. If the carrying value exceeds current fair value as determined based on the discounted future cash flows of the related business, the goodwill or intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment include changes in the industries in which we operate, particularly the impact of the current global recession, as well as competition and advances in technology, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability. If the value of goodwill or indefinite-lived intangible assets is impaired, our earnings could be adversely affected.

        Goodwill impairment analysis and measurement is a process that requires significant judgment. Our stock price and any estimated control premium are factors impacting the assessment of the fair value of the reporting units for purposes of performing any goodwill impairment assessment. Significant turmoil in the financial markets and continued weakening of macroeconomic conditions globally contributed to volatility in our stock price over the last 9 — 12 months. Our common stock price fluctuated from a high of $13.16 to a low of $3.92 during the first quarter of fiscal 2009. If our stock price remains depressed and our market capitalization remains below its carrying value for a sustained period, then it is possible that this may be an indicator of goodwill impairment, at which time we would need to perform a goodwill impairment test. Furthermore, higher than expected operating losses at our reporting units during the second or third quarters of fiscal 2009 or changes in expectations related to the depth and duration of the global recession and credit crisis could cause us to perform an interim impairment test prior to the next annual testing date in the fourth quarter of fiscal 2009. A non-cash goodwill impairment charge would have the effect of decreasing our earnings or increasing our losses in such period. If we are required to take a substantial impairment charge, then our operating results would be materially adversely affected in such period.

        In February 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law. The DRA imposes caps on Medicare payment rates for certain imaging services, including MRI, PET and CT, furnished in physicians’ offices and other non-hospital based settings. Under the caps, payments for specified imaging services cannot exceed the hospital outpatient payment rates for those services. The implementation of this law has had a significant effect on the financial condition and results of operations of OSV’s mobile medical customers in the U.S. During fiscal 2008 and again in the first quarter of fiscal 2009, OSV incurred an operating loss as a result of the slowdown in mobile medical sales. In light of the slowdown in business, we are expanding other markets in which OSV participates and are consolidating production into existing facilities. If we are unable to turn around the business, we may be required to record an impairment charge for OSV’s goodwill, and there could be other material adverse effects on our net sales, financial condition, profitability and/or cash flows.

Changes in regulations could adversely affect our business.

        Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

We are the defendant in several class action lawsuits.

        On and after September 19, 2008, several shareholder class action lawsuits were filed against us and our Chairman and Chief Executive Officer and a Director, Robert G. Bohn. The complaints allege securities law violations and seek unspecified damages relating to the substantial reduction in our stock price on and after June 26, 2008. Each of the complaints alleges that we made material false statements and omissions relating to our operations and performance prior to our June 26, 2008 announcement that we were lowering our earnings expectations for the third quarter of fiscal 2008 from income of $1.40 to $ 1.50 per share to a loss of $1.22 to $1.32 per share and that we were recording intangible asset impairment charges related to the Geesink Norba Group. The uncertainty associated with substantial unresolved lawsuits could harm our business, financial condition and reputation. The defense of the lawsuits could result in the diversion of management’s time and attention away from business operations and negative developments with respect to the lawsuits could cause a decline in the price of our stock. In addition, although we believe the lawsuits are without merit and we intend to vigorously defend against them, the uncertainties of litigation may cause us to settle or otherwise make payments that could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Competition in our industries is intense and we may not be able to continue to compete successfully.

        We operate in highly competitive industries. Several of our competitors have greater financial, marketing, manufacturing and distribution resources than us and we are facing competitive pricing from new entrants in certain markets. Our products may not continue to compete successfully with the products of competitors, and we may not be able to retain or increase our customer base or to improve or maintain our profit margins on sales to our customers, all of which could adversely affect our net sales, financial condition, profitability and/or cash flows.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being furnished herewith:

(99.1)	Oshkosh Corporation Press Release dated January 29, 2009.

(99.2)	Script for conference call held January 29, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION
Date: January 29, 2009	By: /s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated January 29, 2009

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated January 29, 2009.

(99.2)	Script for conference call held January 29, 2009.